Amended and Restated Territorial License Agreement

This Amended and Restated Territorial License Agreement (“Agreement”) is made effective as of June 16, 2015, by and between Gopher Protocol, Inc. (“GP”) and HERMES ROLL LLC, a Nevada limited liability company to be formed (“Licensor” or “HERMES”).

WHEREAS, GP and Licensor have entered into that certain Territorial License Agreement on March 4, 2015 and desire to amend and restate such agreement as set forth herein;

WHEREAS, GP wishes to develop Licensor’s intellectual property relating to novel way of master scheduling categorized deliverables, according to demand, at the customer’s location based on smartphone application, or the Internet or by phone call (the “Technology”);

WHEREAS, the Technology includes a method of obtaining from a customer a request, according to desired delivery’s category, via smartphone application, the Internet, phone call or phone messaging;

WHEREAS, the Technology identifies an origin-destination-pair and schedules a categorized delivery service to the customer’s location;

WHEREAS, the Technology also includes automatically identifying one or more available registered, categorized transporters to provide the service;

WHEREAS, the Technology dispatches the categorized deliverable provider to the customer’s location and notifies the customer the estimate arrival time, as well as the actual arriving;

WHEREAS, the Technology allows customer to pay at the time of service, pre-pay in advanced or billed at a later time;

WHEREAS, through the use of a sub-app of Licensor based on the Technology (titled NEFTAPP), drivers are provided with an alternative method to procure fuel to fill-up their vehicles;

WHEREAS, the method provides an electronic application addressing the mismatch between the volatility of the world crude market, where oil companies are price takers in the short run, and the volatility of what consumers ultimately pay at the pump at gasoline stations;

WHEREAS, with the Technology, the customer is provided a convenient, reliable, and a better (and safer) user experience than filling up at the gas station, while shedding the price gouging that occurs at the pump;

WHEREAS, the license provides that GP may develop, manufacture, market and sell such products/service based on the Technology including the Neft sub-app and Licensor wants GP to do so.  Both parties are familiar with the business of the other and therefore enter into this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Grant of License.

The LICENSOR, which has been provided an exclusive license to the Technology by from the patent holders, hereby grants GP the exclusive license, throughout the world for the invented product/service and the related trademarks described in Exhibit A relating to the Technology (the "Licensed Item") and to use the know how to develop, manufacture, sell, market and distribute the Licensed Item throughout the State of California. Upon generating any revenue from this Agreement, GP will earn the first right of refusal for other territories.

2. Consideration; Option to Purchase; Investment Capital.

(a) As consideration for the entering into this Agreement, GP has issued Licensor 100,000 Shares of Series D Preferred Stock with the rights and preferences as set forth in that certain Certificate of Designation attached hereto as Exhibit B. Hermes has assigned the Series D Preferred Shares to the assignees set forth on Exhibit C (the “Assignees”). HERMES and the Assignees hereby represents that it is an accredited investor as such term is defined under the Securities Act of 1933, as amended. GP will not be required to pay any royalties in connection with this Agreement, other than an annual developer fee equal to 2% of actual revenues generated during the three year period commencing upon generation of revenue.

(b) Subject to GP providing the Licensor with $5,000,000 in working capital, for a period of one (1) year from the date hereof, GP will have the option to acquire 100% of the membership interest of Licensor in consideration of 20,000,000 shares of common stock of GP. In the event, GP provides less than $5,000,000, then GP will have the option to acquire a pro-rata portion of the membership interest of Licensor in consideration of a pro-rata amount of shares of common stock of GP. For example, in the event GP provides Licensor with $2,500,000 in working capital, then GP will be entitled to acquire 50% of the membership interest of Licensor in consideration of 10,000,000 shares of common stock of GP. This option may be exercised at the sole discretion of GP. Upon exercise of the option, the parties shall use their best efforts to finalize all definitive documentation in reasonable manner.

3.  Assignment of Rights.

This Agreement is not assignable by either party. However, Hermes and/or the Assignees may assign its right and interest in the Series D Preferred Shares. Hermes and each Assignee hereby represent or shall represent that it is purchasing the shares of Series D Preferred Stock for its own account as its own property. Each one of the Assignees state here by signing this Agreement that he, she or it has had their own attorney or consultation prior to entering this Agreement and it fully aware of the instructions or guidelines for registration requirements or exemptions from registration under the Securities Act of 1933, as amended, and related regulations, pertaining to the transfer of securities or otherwise.

4. Term.

The term of this Agreement shall be for a period of five (5) years; provided, however, in the event revenue during any fiscal year for GP exceeds $2,500,000, then the term of this Agreement shall be perpetual.

5. Warranties.

(a) GP represents and warrants to the Licensor and list of recipients that: (i) this Agreement constitutes the legal, valid and binding obligation of GP enforceable against GP in accordance with its terms and (ii) products based upon the Licensed Item will be of good quality in design material and workmanship and will be manufactured, sold and distributed in accordance with applicable laws and regulations.

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(b) HERMES and list of recipients warrants that the Licensed Item is original work and is wholly owned concept by HERMES or its list of recipients and indemnifies licensee against claims from competing claims of ownership to the intellectual property, which is the subject of this license.  HERMES and its list of recipients represent and warrant that the Licensed Items are free of all claims, liens and encumbrances. HERMES and its list of recipients further represents that this Agreement constitutes the legal, valid and binding obligation of HERMES or its members enforceable against HERMES or its list of recipients in accordance with its terms.

6. Indemnity.

GP shall indemnify and hold the Licensor harmless from any claim, action, proceeding or judgment and all costs associated with it.

7. Notices.

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or a recognized overnight delivery service such as FedEx.

If to the GP:

23129 Cajalco Road,

Perris, California 92570

Telephone: 888-685-7336

If to the Licensor:

c/o IPM - M.D.M

PO BOX 3411

Idyllwild CA 92549

8.  No Waiver.

The waiver or failure of either party to exercise in any respect any right provided in this agreement shall not be deemed a waiver of any other right or remedy to which the party may be entitled.

9.  Entirety of Agreement.

The terms and conditions set forth herein constitute the entire agreement between the parties and supersede any communications or previous agreements with respect to the subject matter of this Agreement.  There are no written or oral understandings directly or indirectly related to this Agreement that are not set forth herein.  No change can be made to this Agreement other than in writing and signed by both parties.

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10.  Governing Law; Choice of Forum; Arbitration.

This Agreement shall be construed and enforced according to the laws of the State of Nevada and any dispute under this Agreement must be brought in this venue and no other except as set forth below. Except as provided in this Agreement, any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by binding arbitration heard by one (1) arbitrator (who shall be an attorney with experience in licensing matters), in accordance with the Commercial Arbitration Rules ("Rules") of the American Arbitration Association. The arbitrator shall be appointed in accordance with the Rules. The parties hereto agree that the venue of such arbitration shall be the County of Las Vegas, Nevada.

11.  Headings in this Agreement

The headings in this Agreement are for convenience only, confirm no rights or obligations in either party, and do not alter any terms of this Agreement.

12.  Severability.

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first above written.

GOPHER PROTOCOL, INC.	HERMES LLC a NV LLC, to be formed

By: /s/M.D. Murray	By: /s/M.D. Murray
Name: M.D. Murray	Name: M.D. Murray
Title: CEO and Director	Title: Manager

ACKNOWLEDGED AND AGREED (ASSIGNEES):

Direct Communications, Inc.	REKO Holdings LLC

By: /s/Avady Vaynter	By: /s/Regina Kates
Name: Avady Vaynter	Name: Regina Kates
Title: President	Title: Manager

/s/Dan Rittman	/s/M.D. Murray
Dan Rittman *	Michael D. Murray *

/s/Leova Dobris

Leova Dobris (Sold interests to REKO Holdings, LLC)

* Assignee has advised that they intend to hold such shares of Series D Preferred Stock in an entity to be formed.

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Exhibit A – Products/Services/Trademarks

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Exhibit B – Certificate of Designation

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 Exhibit C – Assignees

Assignee	Number of Shares of Series D Preferred Stock
Direct Communications, Inc.	9,200
Michael D. Murray *	9,900
Dan Rittman *	9,900

Reko Holdings, LLC*	71,000

* Assignee has advised that they intend to hold such shares of Series D Preferred Stock in an entity to be formed.

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